EXHIBIT 10.8

EXECUTION COPY

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is dated as of June 6, 2011 (the “Effective Date”) between BIA DIGITAL PARTNERS SBIC II LP, a Delaware limited partnership with an office located at 15120 Enterprise Court, Chantilly, VA 20151 (“Purchaser”), and each of the parties listed as a “Guarantor” on the signature pages hereto (individually and collectively, jointly and severally, the “Guarantor”).  The parties agree as follows:

1              RECITALS

Guarantor has executed and delivered a certain Unconditional Guaranty to Purchaser dated as of the date hereof (as may be amended, restated, or otherwise modified from time to time, the “Guaranty”) of the obligations and liabilities of GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation, GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC., a Virginia Corporation, WBS CONNECT, LLC., a Colorado limited liability company, PACKETEXCHANGE, INC., a Delaware corporation and PACKETEXCHANGE (USA), INC., a Delaware corporation (individually and collectively, “Borrower”) to Purchaser pursuant to that certain Note Purchase Agreement by and between Borrower and Purchaser dated as of the date hereof (as may be amended, restated, or otherwise modified from time to time, the “Note Purchase Agreement”).  Purchaser has agreed to purchase the Notes from Borrower, but only upon the condition that Guarantor execute and deliver this Security Agreement to secure the payment and performance of the obligations and liabilities of Guarantor under the Guaranty (the “Liabilities”) in accordance with the terms of this Agreement.  The terms “including” and “includes” always mean “including (or includes) without limitation”.  Capitalized terms used in this Agreement shall have the meanings set forth in Section 11.  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Note Purchase Agreement.

2              CREATION OF SECURITY INTEREST

2.1           Grant of Security Interest.  Guarantor hereby grants Purchaser, to secure the payment and performance in full of all of the Liabilities, a continuing security interest in, and pledges to Purchaser, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

2.2           Priority of Security Interest.  Guarantor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Purchaser’s Lien under this Agreement).  If Guarantor shall acquire a commercial tort claim, Guarantor shall promptly notify Purchaser in a writing signed by Guarantor of the general details thereof and grant to Purchaser in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Purchaser.

If this Agreement is terminated, Purchaser’s Lien in the Collateral shall continue until the Liabilities (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Liabilities and at such time as the Note Purchase Agreement has terminated, Purchaser shall, at Guarantor’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Guarantor.

2.3           Authorization to File Financing Statements.  Guarantor hereby authorizes Purchaser to file financing statements, without notice to Guarantor, with all appropriate jurisdictions to perfect or protect Purchaser’s interest or rights hereunder, including a notice that any disposition of the Collateral, except as set forth in this Agreement, by any Guarantor or any other Person, shall be deemed to violate the rights of Purchaser under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Purchaser’s discretion.

3              REPRESENTATIONS AND WARRANTIES

Guarantor represents and warrants as follows:

3.1           Due Organization, Authorization; Power and Authority.  Guarantor and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on the Note Parties’ business, taken as a whole.  In connection with this Agreement, Guarantor has delivered to Purchaser a completed certificate signed by Guarantor, entitled “Perfection Certificate”.  Guarantor represents and warrants to Purchaser that (a) Guarantor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Guarantor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Guarantor’s organizational identification number or accurately states that Guarantor has none; (d) the Perfection Certificate accurately sets forth Guarantor’s place of business, or, if more than one, its chief executive office as well as Guarantor’s mailing address (if different than its chief executive office); (e) Guarantor (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Guarantor and each of its Subsidiaries is accurate and complete (it being understood and agreed that Guarantor may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Guarantor is not now a Registered Organization but later becomes one, Guarantor shall promptly notify Purchaser of such occurrence and provide Purchaser with Guarantor’s organizational identification number.

The execution, delivery and performance by Guarantor of the Note Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Guarantor’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Guarantor or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Guarantor is bound.  Guarantor is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on the Note Parties’ business, taken as a whole.

3.2           Collateral.  Guarantor has good title to each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Guarantor has no deposit accounts other than the deposit accounts with Purchaser, the deposit accounts, if any, described in the Perfection Certificate delivered to Purchaser in connection herewith, or of which Guarantor has given Purchaser notice and taken such actions as are necessary to give Purchaser a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Guarantors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 5.2.  In the event that Guarantor, after the date hereof, intends to store or otherwise deliver any portion of the Collateral in excess of One Hundred Thirty Thousand Dollars ($130,000.00) for all Note Parties, to a bailee, then Guarantor will first receive the written consent of Purchaser and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Purchaser in its sole discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Guarantor is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Guarantor and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Guarantor’s business is, to the knowledge of Guarantor, valid and enforceable, and no part of the Intellectual Property which Guarantor owns or purports to own and which is material to the Note Parties’ business taken as a whole has been judged invalid or unenforceable, in whole or in part.  To the best of Guarantor’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a material adverse effect on the Note Parties’ business taken as a whole.

Except as noted on the Perfection Certificate, Guarantor is not a party to, nor is it bound by, any Restricted License.

3.3           Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against the Note Parties or their Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

3.4           [Reserved].

3.5           Solvency.  Guarantor is able to pay its debts (including trade debts) as they mature.

3.6           Regulatory Compliance.  Guarantor is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Guarantor is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Guarantor has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Guarantor nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Guarantor has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Guarantor’s or any of its Subsidiaries’ properties or assets has been used by Guarantor or any Subsidiary or, to the best of Guarantor’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Guarantor and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to have a material adverse effect on the Note Parties’ business, taken as a whole.

3.7           Subsidiaries; Investments.  Guarantor does not own any stock, partnership interest or other equity securities except for Permitted Investments.

3.8           Tax Returns and Payments; Pension Contributions.  Guarantor has timely filed all required tax returns and reports, and Guarantor has paid, or made provisions to pay, all foreign, federal,

state and local taxes, assessments, deposits and contributions owed by Guarantor in excess of Fifty Thousand Dollars ($50,000) for all Note Parties; provided, that Guarantor may defer payment of any contested taxes, provided further that Guarantor (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Purchaser in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Guarantor has no knowledge of any claims or adjustments proposed for any of Guarantor's prior tax years which could result in additional taxes becoming due and payable by Guarantor.  Guarantor has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Guarantor has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Guarantor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9           Full Disclosure.  No written representation, warranty or other statement of Guarantor in any certificate or written statement given to Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Purchaser that the projections and forecasts provided by Guarantor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12           Definition of “Knowledge.”  For purposes of the Note Documents, whenever a representation or warranty is made to Guarantor’s knowledge or awareness, to the “best of” Guarantor’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

4              AFFIRMATIVE COVENANTS

Guarantor shall do all of the following:

4.1           Government Compliance.

(a)           Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the Note Parties’ business or operations taken as a whole.  Guarantor shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonable be expected to have a material adverse effect on the Note Parties’ business, taken as a whole.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Guarantor of its obligations under the Note Documents to which it is a party and the grant of a security interest to Purchaser in all of its property.  Guarantor shall promptly notify Purchaser of any such Governmental Approvals obtained by Guarantor and, upon request of Purchaser, provide copies of any such obtained Governmental Approvals to Purchaser.

4.2           Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Guarantor and each of its Subsidiaries, except for deferred payment of any taxes contested, or otherwise permitted, pursuant to the terms of Section 3.8 hereof, and shall deliver to Purchaser, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

4.3           Access to Collateral; Books and Records.  Allow Purchaser, or its agents, at reasonable times, on two (2) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), shall have the right, up to two (2) times in any fiscal year, to inspect the Collateral and audit and copy Guarantor’s Books.  The foregoing inspections and audits shall be at Guarantor’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Purchaser’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Guarantor and Purchaser schedule an audit more than fifteen (15) days in advance, and Guarantor cancels or seeks to reschedule the audit with less than ten (10) days written notice to Purchaser, then (without limiting any of Purchaser’s rights or remedies), Guarantor shall pay Purchaser a fee of $1,000 plus any out-of-pocket expenses incurred by Purchaser to compensate Purchaser for the anticipated costs and expenses of the cancellation or rescheduling.  Such charges shall not be duplicative of charges under the Note Purchase Agreement.

4.4           Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Guarantor’s industry and location and as Purchaser may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Purchaser.  All property policies shall have a lender’s loss payable endorsement showing Purchaser as the sole lender loss payee and waive subrogation against Purchaser and shall provide that the insurer must endeavor to give Purchaser at least thirty (30) days notice before canceling or declining to renew its policy.  All liability policies shall show, or have endorsements showing, Purchaser as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Purchaser at least thirty (30) days notice before canceling or declining to renew its policy.  At Purchaser’s request, Guarantor shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Purchaser’s option, following the occurrence and during the continuance of an Event of Default, be payable to Purchaser on account of the Liabilities.  If Guarantor fails to obtain insurance as required under this Section 4.3 or to pay any amount or furnish any required proof of payment to third persons and Purchaser, Purchaser may make all or part of such payment or obtain such insurance policies required in this Section 4.3, and take any action under the policies Purchaser deems prudent.

4.5           Operating Accounts.

(a)          Maintain its and its Subsidiaries’, if any, depository, operating accounts and securities accounts with Purchaser and Purchaser’s affiliates.

(b)           Provide Purchaser five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Purchaser or Purchaser’s Affiliates.  For each Collateral Account that Guarantor at any time maintains, Guarantor shall cause the applicable bank or financial institution (other than Purchaser) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Purchaser’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Purchaser.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Guarantor’s employees and identified to Purchaser by Guarantor as such.

4.6           Protection and Registration of Intellectual Property Rights.

(a)           (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Purchaser in writing of material infringements of its Intellectual Property known to Guarantor; and (iii) not allow any Intellectual Property material to the Note Parties’ business, taken as a whole, to be abandoned, forfeited or dedicated to the public without Purchaser’s written consent.

(b)           If Guarantor (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Guarantor shall promptly provide written notice thereof to Purchaser and shall execute such intellectual property security agreements and other documents and take such other actions as Purchaser shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Purchaser in such property.  If Guarantor decides to register any Copyrights or mask works in the United States Copyright Office, Guarantor shall: (x) provide Purchaser with at least fifteen (15) days prior written notice of Guarantor’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Purchaser may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Purchaser in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Guarantor shall promptly provide to Purchaser copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Purchaser to perfect and maintain a first priority security interest in such property.

(c)           Provide written notice to Purchaser within ten (10) days of entering or becoming bound by any material Restricted License (other than over-the-counter software that is commercially available to the public). Guarantor shall take such steps as Purchaser requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Purchaser to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Purchaser to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Purchaser’s rights and remedies under this Agreement and the other Note Documents.

4.7           Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Purchaser, without expense to Purchaser, Guarantor and its officers, employees and agents and Guarantor's books and records, to the extent that Purchaser may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Purchaser with respect to any Collateral or relating to Guarantor.

4.8           Further Assurances.  Execute any further instruments and take further action as Purchaser reasonably requests to perfect or continue Purchaser’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Purchaser, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Guarantor or any of its Subsidiaries.

5              NEGATIVE COVENANTS

Guarantor shall not do any of the following without Purchaser’s prior written consent:

5.1           Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) non-exclusive licenses and similar arrangements for the use of property of Guarantor and/or its Subsidiaries in the ordinary course of business; and (d) in connection with Permitted Liens and Permitted Investments.

5.2           Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Guarantor and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of Guarantor who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Guarantor immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Guarantor’s equity securities in a public offering or to venture capital investors so long as Guarantor identifies to Purchaser the venture capital investors prior to the closing of the transaction and provides to Purchaser a description of the material terms of the transaction).  Guarantor shall not, without at least thirty (30) days prior written notice to Purchaser: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Guarantor’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000)  to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Guarantor intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) to a bailee, and Purchaser and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Guarantor intends to deliver the Collateral, then Guarantor will first receive the written consent of Purchaser, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Purchaser in its reasonable discretion.

5.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock/shares or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Guarantor.

5.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

5.5           Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein or enter into any agreement, document, instrument or other arrangement (except with or in favor of Purchaser) with any Person which directly or indirectly prohibits or has the effect of prohibiting Guarantor or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Guarantor’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 5.1 hereof and the definition of “Permitted Liens” herein.

5.6           Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 4.4(b) hereof.

5.7           Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock/shares provided that (i) Guarantor may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Guarantor may pay dividends solely in common stock/shares; (iii) Guarantor may repurchase the stock of former employees or consultants pursuant to stock/share repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year; and (iv) Guarantor may make dividends or distributions to any Borrower; or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

5.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Guarantor, except for transactions that are in the ordinary course of Guarantor’s business, upon fair and reasonable terms that are no less favorable to Guarantor than would be obtained in an arm’s length transaction with a non-affiliated Person.

5.9           Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Liabilities owed to Purchaser.

5.10           Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System); fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Guarantor’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Guarantor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

6              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

6.1           Covenant Default.

(a) Guarantor fails or neglects to perform any obligation in Sections 4.3, 4.4, 4.5, 4.6, or 4.7 or violates any covenant in Section 5; or

(b) Guarantor fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement or any of the other Note Documents, and as to any default (other than those specified in this Section 6) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Guarantor be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Guarantor shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default.

Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

6.2           Material Adverse Change.  A Material Adverse Change occurs;

6.3           Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Guarantor or of any entity under the control of Guarantor (including a Subsidiary) on deposit or otherwise maintained with Purchaser or any Purchaser Affiliate, or (ii) a notice of lien or levy is filed against any of Guarantor’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

(b) (i) any material portion of Guarantor’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Guarantor from conducting any material part of its business;

6.4           Insolvency  (a) Guarantor is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Guarantor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Guarantor and not dismissed or stayed within thirty (30) days;

6.5           Other Agreements.  There is, under any agreement to which Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate for all Note Parties in excess of One Hundred Thousand Dollars ($100,000); or (b) any default by Guarantor, the result of which could have a material adverse effect on the Note Parties’ business, taken as a whole;

6.6           Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against the Note Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

6.7           Misrepresentations.  Guarantor or any Person acting for Guarantor makes any representation, warranty, or other statement now or later in this Agreement, any Note Document or in any writing delivered to Purchaser or to induce Purchaser to enter this Agreement or any Note Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

6.8           Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Purchaser; or

6.9            Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change.

7              PURCHASER’S RIGHTS AND REMEDIES

7.1           Rights and Remedies.  While an Event of Default occurs and continues Purchaser may, without notice or demand, do any or all of the following:

(a)           declare all Liabilities immediately due and payable (but if an Event of Default described in Section 6.4 occurs all Liabilities are immediately due and payable without any action by Purchaser);

(b)           stop extending credit for Guarantor’s benefit under this Agreement or under any other agreement between any Note Party and Purchaser;

(c)           settle or adjust disputes and claims directly with Account Guarantors for amounts on terms and in any order that Purchaser considers advisable, notify any Person owing Guarantor money of Purchaser’s security interest in such funds, and verify the amount of such account;

(d)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Guarantor shall assemble the Collateral if Purchaser requests and make it available as Purchaser designates.  Purchaser may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Guarantor grants Purchaser a license to enter and occupy any of its premises, without charge, to exercise any of Purchaser’s rights or remedies;

(e)           apply to the Liabilities any (i) balances and deposits of Guarantor it holds, or (ii) any amount held by Purchaser owing to or for the credit or the account of Guarantor;

(f)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Purchaser is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Guarantor’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Purchaser’s exercise of its rights under this Section, Guarantor’s rights under all licenses and all franchise agreements inure to Purchaser’s benefit;

(g)           place a “hold” on any account maintained with Purchaser and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)           demand and receive possession of Guarantor’s Books; and

(i)           exercise all rights and remedies available to Purchaser under the Note Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

7.2           Power of Attorney.  Guarantor hereby irrevocably appoints Purchaser as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Guarantor’s name on any checks or other forms of payment or security; (b) sign Guarantor’s name on any invoice or bill of lading for any Account or drafts against Account Guarantors; (c) settle and adjust disputes and claims about the Accounts directly with Account Guarantors, for amounts and on terms Purchaser determines reasonable; (d) make, settle, and adjust all claims under Guarantor’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Purchaser or a third party as the Code permits.  Guarantor hereby appoints Purchaser as its lawful attorney-in-fact to sign Guarantor’s name on any documents necessary to perfect or continue the perfection of Purchaser’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Liabilities have been satisfied in full.  Purchaser’s foregoing appointment as Guarantor’s attorney in fact, and all of Purchaser’s rights and powers, coupled with an interest, are irrevocable until all Liabilities have been fully repaid and performed.

7.3           Protective Payments.  If Guarantor fails to obtain the insurance called for by Section 4.3 or fails to pay any premium thereon or fails to pay any other amount which Guarantor is obligated to pay under this Agreement or any other Note Document, Purchaser may obtain such insurance or make such payment, and all amounts so paid by Purchaser are Purchaser Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Liabilities, and secured by the Collateral.  Purchaser will make reasonable efforts to provide Guarantor with notice of Purchaser obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Purchaser are deemed an agreement to make similar payments in the future or Purchaser’s waiver of any Event of Default.

7.4           Application of Payments and Proceeds Upon Default.  Unless an Event of Default has occurred and is continuing, Purchaser may apply any funds in its possession, whether from Guarantor account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Purchaser Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Purchaser in the exercise of its rights under this Agreement; second, to the interest due upon any of the Liabilities; and third, to the principal of the Liabilities and any applicable fees and other charges, in such order as Purchaser shall determine in its sole discretion.  Any surplus shall be paid to Guarantor or other Persons legally entitled thereto; Guarantor shall remain liable to Purchaser for any deficiency.  If an Event of Default has occurred and is continuing, Purchaser may apply any funds in its possession, whether from Guarantor account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Liabilities in such order as Purchaser shall determine in its sole discretion.  Any surplus shall be paid to Guarantor or other Persons legally entitled thereto; Guarantor shall remain liable to Purchaser for any deficiency.  If Purchaser, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Purchaser shall have the option, exercisable at any time, of either reducing the Liabilities by the principal amount of the purchase price or deferring the reduction of the Liabilities until the actual receipt by Purchaser of cash therefor.

7.5           Purchaser’s Liability for Collateral.  So long as Purchaser complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Purchaser, Purchaser shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Guarantor bears all risk of loss, damage or destruction of the Collateral.

7.6           No Waiver; Remedies Cumulative.  Purchaser’s failure, at any time or times, to require strict performance by Guarantor of any provision of this Agreement or any other Note Document shall not waive, affect, or diminish any right of Purchaser thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Purchaser’s rights and remedies under this Agreement and the other Note Documents are cumulative.  Purchaser has all rights and remedies provided under the Code, by law, or in equity.  Purchaser’s exercise of one right or remedy is not an election and shall not preclude Purchaser from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Purchaser’s waiver of any Event of Default is not a continuing waiver.  Purchaser’s delay in exercising any remedy is not a waiver, election, or acquiescence.

7.7           Demand Waiver.  Guarantor waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Purchaser on which Guarantor is liable.

8              NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), by any party to this Agreement must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below.  Purchaser or Guarantor may change its notice address by giving the other party written notice thereof.  Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below.  Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Purchaser by Guarantor at the e-mail address of Purchaser provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10).  Purchaser or Guarantor may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Guarantor:       c/o Global Telecom and Technology, Inc.
                                  8484 Westpark Drive, Suite 720
                                  McLean, Virginia 22102
                                  Attn:  Mr. Eric Swank
                                  Fax:  (703) 442-5595
                                  Email: eric.swank@gt-t.net

with a copy to:        Kelley Drye & Warren, LLP
                                  Washington Harbour, Suite 400
                                  3050 K Street NW
                                  Washington, D.C. 20007
                                  Attn: Brad Mutschelknaus, Esquire
                                  Fax: (202) 342-8451
                                  Email: bmutschelknaus@kelleydrye.com

If to Purchaser:       BIA Digital Partners SBIC II LP
                                  15120 Enterprise Court
                                  Chantilly, VA 20151
                                  Attn: Mr. Lloyd Sams
                                  Fax:  (703) 227-9645
                                  Email:  lsams@bia.com

with a copy to:        Proskauer Rose LLP
                                  One International Place
                                  Boston, Massachusetts 02110
                                  Attn:  Steven Ellis, Esquire

  Fax: (617) 526-9899
                                  Email: sellis@proskauer.com

9              CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

New York law governs the Note Documents without regard to principles of conflicts of law.  Guarantor and Purchaser each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, State of New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Purchaser from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Liabilities, or to enforce a judgment or other court order in favor of Purchaser.  Guarantor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Guarantor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, PURCHASER SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST GUARANTOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH PURCHASER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE PURCHASER’S RIGHTS AGAINST GUARANTOR OR ITS PROPERTY.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR AND PURCHASER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE NOTE DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

10              GENERAL PROVISIONS

10.1           Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Guarantor may not assign this Agreement or any rights or obligations under it without Purchaser’s prior written consent (which may be granted or withheld in Purchaser’s discretion).  Purchaser has the right, without the consent of or notice to Guarantor, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Purchaser’s obligations, rights, and benefits under this Agreement and the other Note Documents.

10.2           Indemnification.  Guarantor agrees to indemnify, defend and hold Purchaser and its directors, officers, employees, agents or attorneys (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Note Documents; and (b) all losses or expenses (including Purchaser Expenses) incurred, or paid by such Indemnified Person as a result of, following from or arising from transactions between Purchaser and Guarantor contemplated by the Note Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

10.3           Time of Essence.  Time is of the essence for the performance of all Liabilities in this Agreement.

10.4           Correction of Note Documents.  Purchaser may correct patent errors and fill in any blanks in the Note Documents consistent with the agreement of the parties so long as Purchaser provides

Guarantor with written notice of such correction and allows Guarantor at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Purchaser and Guarantor.

10.5           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.6           Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Note Document, or waiver, discharge or termination of any obligation under any Note Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Note Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Note Documents merge into the Note Documents.

10.7           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

10.8           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Liabilities (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Guarantor in Section 10.2 to indemnify Purchaser shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

10.9           Confidentiality.  In handling any confidential information, Purchaser shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Purchaser’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Purchaser, collectively, “Purchaser Entities”) in connection with their business with the Note Parties; (b) to prospective transferees or purchasers of any interest in the Notes (provided, however, Purchaser shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Purchaser’s regulators or as otherwise required in connection with Purchaser’s examination or audit; (e) as Purchaser considers appropriate in exercising remedies under the Note Documents; and (f) to third-party service providers of Purchaser so long as such service providers have executed a confidentiality agreement with Purchaser with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Purchaser’s possession when disclosed to Purchaser, or becomes part of the public domain after disclosure to Purchaser other than as a result of a breach by Purchaser or its Affiliates of their confidentiality obligations hereunder; or (ii) disclosed to Purchaser by a third party if Purchaser does not know that the third party is prohibited from disclosing the information.

Purchaser Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Guarantor.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

10.10           Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Guarantor and Purchaser arising out of or relating to the Note Documents, Purchaser shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

10.11           Right of Set Off.   Guarantor hereby grants to Purchaser, a lien, security interest and right of set off as security for all Liabilities to Purchaser, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Purchaser or any entity under the control of Purchaser (including a Purchaser subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Purchaser may set off the same or any part thereof and apply the same to any liability or obligation of Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Liabilities.  ANY AND ALL RIGHTS TO REQUIRE PURCHASER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR AND PURCHASER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE NOTE DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

10.12           Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Note Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

10.13           Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

10.14           Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

10.15           Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

10.16           Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11              DEFINITIONS

11.1           Definitions.  As used in this Agreement, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Guarantor.

“Account Guarantor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

 “Borrower” is defined in Section 1.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Purchaser is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Purchaser’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Claims” is defined in Section 10.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Purchaser’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Guarantor described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Guarantor maintains a Securities Account or a Commodity Account, Guarantor, and Purchaser pursuant to which Purchaser obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 6.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is defined in the preamble hereof.

“Guarantor’s Books” are all Guarantor’s books and records including ledgers, federal and state tax returns, records regarding Guarantor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Guaranty” is defined in Section 1.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 10.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Guarantor’s right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to a Guarantor;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Guarantor’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Guarantor to Purchaser dated as of the date hereof.

“Liabilities” is defined in Section 1.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Purchaser’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Guarantor; or (c) a material impairment of the prospect of repayment of any portion of the Liabilities.

“Note Purchase Agreement” is defined in Section 1.

“Note Documents” are, collectively, this Agreement, each Guaranty, each Security Agreement, the Perfection Certificate, the IP Agreement, and any other present or future agreement between Guarantor any Guarantor and/or for the benefit of Purchaser in connection with this Agreement, all as amended, restated, or otherwise modified.

“Note Party” and “Note Parties” mean each Borrower and each Guarantor.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 3.1.

“Permitted Indebtedness” is:

(a)           Guarantor’s Indebtedness to Purchaser under the Guaranty;

(b)           Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)           Subordinated Debt, if any;

(d)           unsecured Indebtedness to trade debtors incurred in the ordinary business, in amounts and in a manner consistent with past practices;

(e)           Indebtedness secured by Permitted Liens; and

extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments shown on the Perfection Certificate and existing on the Effective Date;

(b)           Investments consisting of Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Guarantor’s business;

(d)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Guarantor or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Guarantor’s board of directors; and

(e)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

“Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Note Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Guarantor maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (i) on Equipment acquired or held by Guarantor incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)           leases or subleases of real property granted in the ordinary course of Guarantor’s business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Guarantor’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Purchaser a security interest therein; and

(f)           Liens arising from (i) Permitted Indebtedness or (ii) attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 6.2 and 6.4.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Purchaser” is defined in the preamble hereof.

“Purchaser Entities” is defined in Section 10.9.

“Purchaser Expenses” are all audit fees and expenses and reasonable costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Note Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Guarantor.

“Restricted License” is any material license or other agreement with respect to which Guarantor is the licensee (a) that prohibits or otherwise restricts Guarantor from granting a security interest in Guarantor’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Purchaser’s right to sell any Collateral.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Guarantor subordinated to all of Guarantor’s now or hereafter indebtedness to Purchaser (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Purchaser entered into between Purchaser and the other creditor), on terms reasonably acceptable to Purchaser.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Guarantor.

“TEK” means TEK CHANNEL CONSULTING, LLC, a Colorado limited liability company.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Guarantor connected with and symbolized by such trademarks.

“Transfer” is defined in Section 5.1.

 [Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

GUARANTOR:

GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC, a Virginia limited liability company
By	/s/ Eric A. Swank
Name:	Eric A. Swank
Title:	CFO of Sole Member

TEK CHANNEL CONSULTING, LLC, a Colorado limited liability company
By	/s/ Eric A. Swank
Name:	Eric A. Swank
Title:	CFO of Managing Member

PURCHASER:

BIA DIGITAL PARTNERS SBIC II LP

By: BIA Digital Partners II LLC Its: General Partner
By:	/s/ Lloyd Sams
Name:	Lloyd Sams
Title:	Managing Principal

  Security Agreement

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Guarantor’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Guarantor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.